Exhibit 99.1

MYR Group Inc. Announces Second-Quarter and First-Half 2010 Results

Rolling Meadows, Ill., August 9, 2010 — MYR Group Inc. (“MYR”) (NASDAQ: MYRG), a leading specialty contractor serving the electrical infrastructure market in the United States, today announced its second-quarter and first-half 2010 financial results.

Highlights

•                  Q2 2010 revenues of $140.3 million compared to Q2 2009 revenues of $162.9 million.

•                  Q2 2010 EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization), a non-GAAP financial measure, of $9.7 million compared to $10.6 million in Q2 2009.

•                  Q2 2010 diluted earnings per share (EPS) of $0.16 compared to $0.21 for Q2 2009.

Management Comments

Bill Koertner, MYR Group’s President and CEO, said, “Although we experienced a decrease in revenues in the second quarter of 2010 compared to the same quarter last year, we are pleased with our gross profit margin improvement as a percentage of overall revenues on a period-over-period basis.  This improvement was mostly attributable to increased productivity levels which lowered our total projected costs on a few large projects. 2010 continues to be a challenging year as the economy slowly improves. Increased competition on smaller project bids in both our T&D and C&I segments has adversely affected our revenues. As the economy improves, we expect to see increases in electricity demand which should drive transmission and distribution spending. We are seeing an increase in large project bids this year, with substantial construction planned to begin in early 2011.  We remain optimistic about the long-term build out of the transmission infrastructure, and we continue to prepare and invest in quality people and the equipment needed to win and execute large-scale projects, including those that will be necessary to integrate renewable generation into the electric power grid.”

Second-Quarter Results

MYR reported second-quarter 2010 revenues of $140.3 million, a decrease of $22.6 million, or 13.9 percent, compared to the second quarter of 2009. Specifically, the Transmission and Distribution (T&D) segment reported revenues of $107.8 million, a decrease of 13.7 percent over the second quarter of 2009. The Commercial and Industrial (C&I) segment reported revenues of $32.5 million, a decrease of 14.5 percent over the second quarter of 2009. The decreased revenues in the second quarter of 2010 compared to the second quarter of 2009 were mainly attributable to a significant decrease in revenues from a few large T&D projects (greater than $10.0 million in contract value), as well as an overall reduction in revenues on smaller projects (less than $3.0 million in contract value) in both reporting segments.

Consolidated gross profit decreased to $16.7 million, or 11.9 percent of revenues, in the second quarter of 2010, compared to $18.8 million, or 11.5 percent of revenues, for the second quarter of 2009. As a percentage of revenues, gross profit margin increased period over period mainly due to margin increases on a few large transmission projects, which was the result of increased productivity during the three months ended June 30, 2010. Additionally, the Company experienced other cost efficiencies in its operations that had a slight positive gross margin impact

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period over period. These positive impacts were partially offset by a decrease in overall margins in the C&I segment and on certain smaller T&D projects. This was due to a combination of lower productivity levels compared to prior contract estimates and pricing pressures from increased competition on smaller projects.

Selling, general and administrative expenses (SG&A) decreased approximately $0.4 million, or 2.8 percent, to $11.0 million in the second quarter of 2010 compared to $11.4 million in the second quarter of 2009. The decrease was primarily due to a net decrease in personnel costs, including payroll and certain employee benefit costs.

For the second quarter of 2010, net income was $3.4 million, or $0.16 per diluted share, compared to net income of $4.3 million, or $0.21 per diluted share, for the same period of 2009. Second-quarter 2010 EBITDA was $9.7 million, or 6.9 percent of revenues, compared to $10.6 million, or 6.5 percent of revenues, in the second quarter of 2009. The increase in EBITDA as a percentage of revenues was mainly due to an increase in gross profit margin as discussed above and an increase in depreciation cost.

First-Half Results

MYR reported first-half 2010 revenues of $289.2 million, a decrease of $6.7 million, or 2.3 percent, compared with the first half of 2009. The majority of the decrease in revenues was the result of a significant decrease in revenues from smaller projects in both reporting segments, partially offset by an increase in revenues from a few large projects in the C&I segment. The T&D segment reported revenues of $210.6 million in the first half of 2010, a decrease of 6.2 percent over the same period of 2009. The decrease in T&D segment revenues was the result of a significant reduction in revenues from smaller transmission projects, partially offset by an increase in revenues from smaller distribution projects.  The C&I segment reported revenues of $78.6 million in the first half of 2010, an increase of 10.2 percent over the same period of 2009. The increase in C&I segment revenues in the first half of 2010 was largely due to a significant increase in revenues from a few large projects, partially offset by an overall decrease in revenues from smaller projects compared to the prior year period.

Consolidated gross profit decreased to $31.9 million, or 11.0 percent of revenues, in the first half of 2010, compared to $35.8 million, or 12.1 percent of revenues, for the first half of 2009. The decrease in gross profit in the first half of 2010 compared to the first half of 2009 was primarily attributed to an overall reduction in contract margins on smaller T&D projects of approximately $4.9 million, which was partially offset by an overall net increase of approximately $1.6 million in contract margins on larger projects period over period.

For the first half of 2010, net income was $6.1 million, or $0.30 per diluted share, compared to net income of $7.2 million, or $0.35 per diluted share, for the same period of 2009. EBITDA in the first half of 2010 was $18.4 million, or 6.4 percent of revenues, compared to $18.9 million, or 6.4 percent of revenues, for the same period of 2009.

Backlog

As of June 30, 2010, MYR’s backlog was approximately $199.6 million, consisting of $124.1 million in the T&D segment and $75.5 million in the C&I segment. Total backlog decreased $117.0 million, or 36.9 percent, from $316.6 million reported at June 30, 2009. The decrease in backlog comparing the second quarter of 2010 to the second quarter of 2009 was primarily related to the contract completion process and the resulting revenue recognition of a few significant transmission projects that were awarded in the latter half of 2008. These significant projects have not been replaced with projects of similar size as of June 30, 2010.

Total backlog at June 30, 2010, was virtually unchanged as compared to the $199.5 million backlog reported at March 31, 2010. T&D backlog decreased $18.8 million, or 13.2 percent, while C&I backlog increased $18.9 million, or 33.4 percent, compared to backlog at March 31, 2010.

MYR’s method of tracking and reporting backlog may differ from methods used by other companies. The timing of contract awards and the duration of large projects can significantly affect MYR’s backlog and, therefore, should not be viewed or relied upon as a stand-alone indicator of future results.

Balance Sheet

As of June 30, 2010, MYR had cash and cash equivalents of $44.9 million and total long-term debt of $30.0 million under a term loan. The Company also had a $75 million revolving credit facility, which had a $15.0 million letter of credit outstanding against the total credit available at June 30, 2010. MYR’s long-term credit agreement, which encompasses the term loan and the revolving credit facility, matures on August 31, 2012.

Non-GAAP Financial Measures

To assist investors’ understanding of the Company’s financial results, MYR has provided EBITDA in this release. EBITDA is a measure not recognized by generally accepted accounting principles in the United States (GAAP). Management believes this information is useful to investors in understanding results of operations because it illustrates the impact that interest, taxes, depreciation and amortization had on the Company’s results. A reconciliation of EBITDA to its GAAP counterpart (net income) is provided at the end of this release.

Conference Call

MYR will host a conference call to discuss its second-quarter 2010 results on Tuesday, August 10, 2010, at 10 a.m. Central time. To participate in the conference call via telephone, please dial (877) 561-2750 (domestic) or (763) 416-8565 (international) at least five minutes prior to the start of the event. A replay of the conference call will be available through Monday, August 16, 2010 at 11:59 p.m. Eastern time, by dialing (800) 642-1687 or (706) 645-9291, and entering conference ID 89276886. MYR will also broadcast the conference call live via the internet. Interested parties may access the webcast through the Investor Relations section of the Company’s Web site at www.myrgroup.com. Please access the Web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. The webcast will be archived for 7 days.

About MYR Group Inc.

MYR is a holding company of specialty construction service providers. Through subsidiaries dating back to 1891, MYR is one of the largest national contractors serving the transmission and distribution sector of the United States electric utility industry. Transmission and Distribution customers include electric utilities, cooperatives and municipalities. MYR also provides Commercial and Industrial electrical contracting services to facility owners and general contractors in the Western United States. Our comprehensive services include turnkey construction and maintenance services for the nation’s electrical infrastructure.

Forward-Looking Statements

Various statements in this announcement, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenue, income, capital spending and investments. Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “plan,” “goal” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this announcement speak only as of the date of this announcement; we disclaim any obligation to update these statements (unless required by securities laws), and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These and other important factors, including those discussed under “Risk Factors” in our Annual Report on Form 10-K, and in other current or periodic reports which we file with the Securities and Exchange Commission, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements.

These risks, contingencies and uncertainties include, but are not limited to, significant variations in our operating results from quarter to quarter, the competitive and cyclical nature of our industry, our ability to realize and profit from our backlog, the implementation of the Energy Policy Act of 2005, the implementation of the American Recovery and Reinvestment Act, our ability to obtain new contracts and/or replace completed or cancelled contracts, our ability to obtain adequate bonding for our projects, our ability to hire and retain key personnel and subcontractors, limitations on our internal infrastructure, the downturn in the U.S. economy and credit markets and its impact on our customers and our sources of liquidity.

MYR Group Inc. Contact:

Marco A. Martinez, Chief Financial Officer, 847-290-1891, investorinfo@myrgroup.com

Investor Contact:

Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

Financial tables follow…

MYR GROUP INC.

Unaudited Consolidated Balance Sheets

As of December 31, 2009 and June 30, 2010

(in thousands, except share and per share data)	December 31, 2009	June 30, 2010
ASSETS
Current assets:
Cash and cash equivalents	$37,576	$44,940
Accounts receivable, net of allowances of $1,114 and $1,142, respectively	100,652	92,130
Costs and estimated earnings in excess of billings on uncompleted contracts	30,740	29,812
Deferred income tax assets	10,186	10,186
Receivable for insurance claims in excess of deductibles	8,082	8,395
Refundable income taxes	3,036	2,127
Other current assets	3,308	2,446
Total current assets	193,580	190,036
Property and equipment, net of accumulated depreciation of $33,566 and $39,117, respectively	88,032	88,359
Goodwill	46,599	46,599
Intangible assets, net of accumulated amortization of $1,553 and $1,720, respectively	11,539	11,372
Other assets	1,899	1,871
Total assets	$341,649	$338,237
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$39,880	$35,364
Billings in excess of costs and estimated earnings on uncompleted contracts	25,663	23,776
Accrued self insurance	33,100	34,071
Other current liabilities	22,122	16,554
Total current liabilities	120,765	109,765
Long-term debt, net of current maturities	30,000	30,000
Deferred income tax liabilities	15,870	15,870
Other liabilities	899	884
Total liabilities	167,534	156,519
Commitments and contingencies
Stockholders’ equity:
Preferred stock—$0.01 par value per share; 4,000,000 authorized shares; none issued and outstanding at December 31, 2009 and June 30, 2010	—	—
Common stock—$0.01 par value per share; 100,000,000 authorized shares; 19,807,421 and 19,963,959 shares issued and outstanding at December 31, 2009 and June 30, 2010, respectively	198	199
Additional paid-in capital	142,679	144,148
Retained earnings	31,238	37,371
Total stockholders’ equity	174,115	181,718
Total liabilities and stockholders’ equity	$341,649	$338,237

MYR GROUP INC.

Unaudited Consolidated Statements of Operations

Three and Six Months Ended June 30, 2009 and 2010

	Three months ended		Six months ended
	June 30,		June 30,
(in thousands, except share and per share data)	2009	2010	2009	2010
Contract revenues	$162,923	$140,285	$295,858	$289,174
Contract costs	144,146	123,572	260,048	257,292
Gross profit	18,777	16,713	35,810	31,882
Selling, general and administrative expenses	11,361	11,048	23,335	21,612
Amortization of intangible assets	83	83	167	167
Gain on sale of property and equipment	(153)	(256)	(210)	(446)
Income from operations	7,486	5,838	12,518	10,549
Other income (expense)
Interest income	52	12	174	23
Interest expense	(219)	(208)	(441)	(411)
Other, net	(51)	(53)	(111)	(83)
Income before provision for income taxes	7,268	5,589	12,140	10,078
Income tax expense	2,953	2,236	4,942	3,945
Net income	$4,315	$3,353	$7,198	$6,133
Income per common share:
—Basic	$0.22	$0.17	$0.37	$0.31
—Diluted	$0.21	$0.16	$0.35	$0.30
Weighted average number of common shares and potential common shares outstanding:
—Basic	19,727,048	19,867,530	19,719,969	19,844,457
—Diluted	20,689,524	20,790,557	20,702,087	20,760,939

MYR GROUP INC.

Unaudited Consolidated Statements of Cash Flows

Three and Six Months Ended June 30, 2009 and 2010

	Three months ended		Six months ended
	June 30,		June 30,
(in thousands)	2009	2010	2009	2010
Cash flows from operating activities:
Net income	$4,315	$3,353	$7,198	$6,133
Adjustments to reconcile net income to net cash flows provided by operating activities —
Depreciation and amortization of property and equipment	3,131	3,809	6,296	7,749
Amortization of intangible assets	83	83	167	167
Stock-based compensation expense	231	392	462	816
Excess tax benefit from stock-based awards	—	(132)	—	(148)
Gain on sale of property and equipment	(153)	(256)	(210)	(446)
Other non-cash items	21	21	42	42
Changes in operating assets and liabilities
Accounts receivable, net	(1,322)	(5,779)	6,894	8,522
Costs and estimated earnings in excess of billings on uncompleted contracts	(4,220)	2,081	(2,159)	928
Receivable for insurance claims in excess of deductibles	24	57	66	(313)
Other assets	1,049	1,364	1,100	1,905
Accounts payable	13,953	4,059	8,560	(5,485)
Billings in excess of costs and estimated earnings on uncompleted contracts	23	5,102	(7,347)	(1,887)
Accrued self insurance	1,261	676	786	971
Other liabilities	(1,230)	(2,060)	(5,277)	(5,551)
Net cash flows provided by operating activities	17,166	12,770	16,578	13,403
Cash flows from investing activities:
Proceeds from sale of property and equipment	162	281	287	471
Purchases of property and equipment	(7,515)	(5,750)	(15,036)	(7,132)
Net cash flows used in investing activities	(7,353)	(5,469)	(14,749)	(6,661)
Cash flows from financing activities:
Payments of capital lease obligations	(5)	(16)	(13)	(32)
Employee stock option transactions	134	403	134	506
Excess tax benefit from stock-based awards	—	132	—	148
Equity financing costs	(1)	—	(11)	—
Net cash flows provided by financing activities	128	519	110	622
Net increase in cash and cash equivalents	9,941	7,820	1,939	7,364
Cash and cash equivalents:
Beginning of period	34,074	37,120	42,076	37,576
End of period	$44,015	$44,940	$44,015	$44,940

MYR GROUP INC.

Unaudited Consolidated Selected Data, Net Income Per Share

And EBITDA Reconciliation

Three and Six Months Ended June 30, 2009 and 2010

	Three months ended		Six months ended
	June 30,		June 30,
(in thousands, except share and per share data)	2009	2010	2009	2010

Summary Data:
Contract revenues	$162,923	$140,285	$295,858	$289,174
Gross profit	$18,777	$16,713	$35,810	$31,882
Income from operations	$7,486	$5,838	$12,518	$10,549
Net income	$4,315	$3,353	$7,198	$6,133

Income per common share (1):
- Basic	$0.22	$0.17	$0.37	$0.31
- Diluted	$0.21	$0.16	$0.35	$0.30

Weighted average number of common shares and potential common shares outstanding (1):
- Basic	19,727,048	19,867,530	19,719,969	19,844,457
- Diluted	20,689,524	20,790,557	20,702,087	20,760,939

Reconciliation of Net Income to EBITDA:
Net income	$4,315	$3,353	$7,198	$6,133
Interest expense (income), net	167	196	267	388
Provision for income taxes	2,953	2,236	4,942	3,945
Depreciation and amortization	3,214	3,892	6,463	7,916
EBITDA (2)	$10,649	$9,677	$18,870	$18,382

(1)

The Company calculates net income per common share in accordance with ASC 260, Earnings Per Share. Basic earnings per share are calculated by dividing net income by the weighted average number of shares outstanding for the reporting period. Diluted earnings per share are computed similarly, except that it reflects the potential dilutive impact that would occur if dilutive securities were exercised into common shares. Potential common shares are not included in the denominator of the diluted earnings per share calculation when inclusion of such shares would be anti-dilutive or included performance conditions that were not met.

(2)

EBITDA is not recognized under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to net cash flows provided by operating activities as a measure of liquidity.

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